POWER OF ATTORNEY
            KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby constitute and appoint Michael
Wu, as my lawful attorney-in-fact, with full power of substitution and resubstitution, to act in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of
1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions.

          IN WITNESS WHEREOF, the undersigned has
executed this Power of Attorney on this 9th day of November, 2010.


	Signature:    /s/ Stephen M. Swad
          Print Name: Stephen M. Swad